      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001
                                                      REGISTRATION NO. 333-87069
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             NABORS INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

        DELAWARE                                                 13-2615287
(State or other jurisdiction                                  (I.R.S. Employer
    of incorporation)                                        Identification No.)

                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
    (Address, including zip code of Registrant's principal executive offices)

                             NABORS INDUSTRIES, INC.
                  1996 EXECUTIVE OFFICERS INCENTIVE STOCK PLAN
                       1996 EXECUTIVE OFFICERS STOCK PLAN
                      1996 CHAIRMAN'S EXECUTIVE STOCK PLAN
                            1996 EMPLOYEE STOCK PLAN
                            1998 EMPLOYEE STOCK PLAN
                            (Full title of the Plans)

                               ANTHONY G. PETRELLO
                             NABORS INDUSTRIES, INC.
                        515 WEST GREENS ROAD, SUITE 1200
                              HOUSTON, TEXAS 77067
                                 (281) 874-0035
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                EXPLANATORY NOTE

The Prospectus filed as a part of this registration statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of shares of common stock of Nabors Industries, Inc. acquired by the persons named in the prospectus pursuant to the stock option plans specified in the prospectus.

                                   PROSPECTUS
                             UP TO 7,531,272 SHARES
                                  COMMON STOCK,
                            PAR VALUE $.10 PER SHARE,
                                       OF
                             NABORS INDUSTRIES, INC.

This Prospectus relates to an aggregate of up to 7,531,272 shares of common stock, par value $.10 per share, of Nabors Industries, Inc., a Delaware corporation. These shares are held by certain persons who may be deemed to be "affiliates" of Nabors as defined by Rule 405(a) of Regulation C of the Securities and Exchange Commission. They may be offered from time to time by the selling stockholders named below, including their transferees. See "Selling Stockholders." The shares being offered were acquired by the selling stockholders pursuant to Nabors' 1996 Executive Officers Incentive Stock Plan, 1996 Executive Officers Stock Plan, 1996 Chairman's Executive Stock Plan, 1996 Employee Stock Plan and 1998 Employee Stock Plan (collectively, the "Plans"). Sales to be made pursuant to this prospectus are to be made through ordinary brokerage transactions on the American Stock Exchange or any other national securities exchange on which the shares of common stock trade, at the price then available at the time of sale. However, the selling stockholders may elect to offer or sell shares of common stock pursuant to any of the methods listed below. In the event that a selling stockholder elects to sell the shares in a manner other than ordinary brokerage transactions, and to the extent required by law, we will amend or supplement this prospectus to provide the details of the offering. See "Plan of Distribution." This prospectus also relates to such additional shares of common stock as may be issued to the selling stockholders as a result of future stock adjustments in respect of the shares covered by this document.

The selling stockholders and any broker or dealer that participates in the distribution of the shares of common stock offered by this document may be deemed to be "underwriters," as that term is construed within the meaning of the Securities Act of 1933, as amended. In that event, any profit on the sale of the shares by them and any discounts and commissions received by such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

Nabors will not receive any part of the proceeds from sales made under this prospectus. All expenses of registration incurred in connection with the offering being made by this prospectus are being borne by Nabors, but any brokerage commissions and other expenses incurred by a selling stockholder will be borne by such selling stockholder.

The common stock trades on the American Stock Exchange, and on July 2, 2001, the last practicable date preceding the date of this prospectus, the closing price of the common stock on such exchange was $36.19.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   THE DATE OF THIS PROSPECTUS IS JULY 3, 2001

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

                              AVAILABLE INFORMATION

Nabors is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance with such act files reports and other information with the Securities and Exchange Commission. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such reports and other information can be inspected and copied at the Commission's facilities referred to above and at the public reference facilities at the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Nabors is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a site on the Internet (http://www.sec.gov) that contains reports and other information regarding companies that file electronically with the Commission. Nabors' common stock trades on the American Stock Exchange, and the reports and other information may also be inspected and copied at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Nabors has filed a registration statement on Form S-8 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement, including the exhibits filed as a part of, or otherwise incorporated in, the registration statement, and any amendments to the registration statement.

Statements contained in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

                       INCORPORATION OF CERTAIN DOCUMENTS

The following documents Nabors has filed with the SEC are incorporated in this prospectus by reference:

     o    Annual Report on Form 10-K for the year ended December 31, 2000.

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

     o Current Reports on Form 8-K dated February 2, 2001, March 9, 2001 and April 20, 2001.

     o The description of the common stock contained in the Registration Statement on Form 8-A, File No. 1-9245, filed with the SEC on August 22, 1986 as amended by Amendment No. 1 dated May 20, 1992 and any subsequent amendment filed for the purpose of updating the description.

All documents filed by Nabors pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares of common stock under this prospectus shall be deemed incorporated by reference, and to be a part of, this prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement.

Nabors undertakes to provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in the registration statement filed with the SEC (of which this prospectus is a part) from a document or part thereof not delivered with the prospectus, but not including exhibits to the document unless such exhibits are specifically incorporated by reference. Requests for such information should be directed to Nabors Industries, Inc., at 515 West Greens Road, Suite 1200, Houston, Texas 77067 (telephone number (281) 874-0035), Attention: Secretary.

NO PERSON HAS BEEN AUTHORIZED BY NABORS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS DOCUMENT. ANY INFORMATION OR

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

REPRESENTATION GIVEN WHICH IS NOT CONTAINED IN THIS DOCUMENT MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NABORS. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY SALE UNDER THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS DOCUMENT.

                                 USE OF PROCEEDS

All of the shares offered by this prospectus are being offered by the selling stockholders named below. Nabors will not receive any part of the proceeds of any sales made.

                              SELLING STOCKHOLDERS

     The shares of Nabors common stock offered by this document have been or will have been acquired pursuant to the Nabors' plans identified above. The following table sets forth certain information with respect to the selling stockholders who may be selling shares of Nabors common stock pursuant to this document.

                                          TOTAL SHARES                              SHARES OWNED
                                        BENEFICIALLY OWNED                        AFTER OFFERING(3)
                                              AS OF         TOTAL SHARES     --------------------------
      NAME AND ADDRESS(1)                  MAY 31, 2001      OFFERED(2)       NUMBER            PERCENT
      -------------------               ------------------  ------------     ---------          -------

Eugene M. Isenberg                         10,533,860(4)      5,097,801      5,436,059           3.48
  Chairman of the Board, Director and
  Chief Executive Officer

Anthony G. Petrello                         4,521,260(5)      1,617,221      2,904,039           1.92
  Director, President and Chief
  Operating Officer

Richard A. Stratton                         1,690,374           816,250        874,124              *
  Vice Chairman of the Board

----------

*    Denotes less than 1%.

(1) The address for these individuals is 515 West Greens Road, Suite 1200, Houston, Texas 77067.

(2) All shares offered represent options of the holder that are currently vested.

(3) Based on 146,886,485 shares of common stock issued and outstanding as of May 31, 2001, plus shares deemed beneficially owned by such holder as of that date.

(4) Not included in the table are 190,543 shares owned directly or held in trust by members of Mr. Isenberg's family of which Mr. Isenberg disclaims beneficial ownership. The shares listed for Mr. Isenberg are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Isenberg is a grantor, trustee or beneficiary.

(5) The shares listed for Mr. Petrello are held directly or indirectly through certain trusts, defined benefit plans and individual retirement accounts of which Mr. Petrello is a grantor, trustee or beneficiary.

                              PLAN OF DISTRIBUTION

     The shares of Nabors common stock offered by the selling stockholders or their transferees are to be sold from time to time, in one or more transactions, in whole or in part, pursuant to any of the methods listed in this document. Sales may be made in ordinary brokerage transactions on the American Stock Exchange or other national securities exchange on which shares of common stock trade or may trade in the future, at the price then prevailing at the time of sale. The commissions payable as a result of such sales will be the regular commissions of brokers for effecting such sales. Alternatively, the selling stockholders or their transferees may elect from time to time to offer their shares using the following alternate methods: (1) in privately negotiated transactions directly with purchasers or (2) through underwriters, dealers or agents, who may acquire shares as principal (which persons may then resell the shares), or who may receive compensation in the form of underwriting discounts, commissions, or commissions from the selling stockholders and/or purchasers of the common stock for whom they may act as agent. Unless disclosed otherwise in a prospectus supplement or amendment (see below) any sale pursuant to the alternate method described in clause (1) of the preceding sentence will be negotiated directly between the selling stockholder and the purchaser, and no finders or agents will be employed nor any commissions or fees paid.

     Any offer or sale made pursuant to an alternate method may be made for a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Upon notice from a selling stockholder that he has elected to use an alternate method for an offer or sale, and to the extent required by the Securities Act, a prospectus supplement or amendment will be distributed which will set forth the aggregate number of shares of Nabors common stock being offered and the terms of the offering, including the name or names of any underwriter, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholders or the purchasers or the shares, any discounts, commissions or concessions allowed or reallowed or paid to dealers and any other material information required by the Securities Act.

     The selling stockholders and any underwriter, broker, dealer or other agent that participates in the distribution of the shares of common stock offered by this document may be deemed to be "underwriters", as that term is defined under the Securities Act or associated rules. Any profit on the sale of the shares of common stock by them and any discounts and commissions received by any such underwriter, broker, dealer or any other agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     Nabors has informed the selling stockholders that the anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and has informed them of the requirement for delivery of this document in connection with any sale of common stock offered by this document. All expenses of registration incurred in connection with the offering being made of this document are being borne by Nabors, but any brokerage commissions and other expenses incurred by a selling stockholder will be borne by such selling stockholder.

     Any shares of Nabors common stock covered by this document which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this document.

                                 INDEMNIFICATION

     Under Delaware law, a corporation may include provisions in its certificate of incorporation which relieves its directors of monetary liability for breach of their fiduciary duty, except under certain circumstances which include a breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and a knowing violation of law, or any transaction from which the director derived an improper personal benefit. Nabors' Restated Certificate of Incorporation provides that Nabors' directors are not liable to Nabors or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

     Delaware law also provides that when an officer, director, employee or agent of a corporation is a party to, or is threatened to be made a party to, any action, the corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, if that person acted in good faith and he or she reasonably believed such actions were in, or not opposed to, the best interests of the corporation and were not unlawful.

     Delaware law also provides that a person to be indemnified has the right to be advanced any expenses incurred in his or her defense against any action prior to the final disposition thereof upon receipt by Nabors of an undertaking by or on behalf of that person to repay such amount(s) if it is ultimately determined that such person is not entitled to such indemnification.

     Nabors' Restated Certificate of Incorporation, as amended, provides these rights to Nabors' officers, directors, employees or agents. Directors and officers of Nabors are also parties to indemnification and/or employment agreements which provide for these and other indemnification rights in accordance with Delaware law. In addition, Nabors has obtained an aggregate of $50,000,000 of directors' and officers' insurance coverage.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Nabors pursuant to the foregoing provisions, Nabors has been informed that, in the opinion of the

Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The validity of the issuance of the Nabors common stock offered by this document will be passed upon for Nabors by Katherine P. Ellis, Senior Counsel of Nabors Corporate Services, Inc., a wholly owned subsidiary of Nabors. As of July 3, 2001, Ms. Ellis had the right to acquire 39,875 shares of Nabors common stock through the exercise of options, of which 11,562 are vested currently.

                                     EXPERTS

     The financial statements incorporated by reference in this document and elsewhere in the registration statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. EXHIBITS.

     The following are filed as exhibits to this Registration Statement:

       EXHIBIT
       NUMBER          DESCRIPTION

         4.1(1) Restated Certificate of Incorporation of Nabors Industries, Inc. dated March 4, 1997.

         4.2(2) Amendment to Certificate of Incorporation of Nabors Industries, Inc. dated June 7, 2000.

         5* Opinion of Katherine P. Ellis, Senior Counsel, Nabors Corporate Services, Inc.

        23.1           Consent of PricewaterhouseCoopers LLP.

        23.2* Consent of Katherine P. Ellis, Senior Counsel, Nabors Corporate Services, Inc. - contained in the opinion filed as Exhibit 5.

        24*            Powers of Attorney.

        24.1 Power of attorney of James L. Payne, director of Nabors Industries, Inc.

----------

     *    Previously filed.

    (1) Incorporated by reference to the Exhibits to Form 10-Q, File No. 1-9245, filed with the SEC on May 16, 1997.

    (2) Incorporated by reference to the Exhibits to Form 8-K, File No. 1-9245, filed with the SEC on June 22, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 3, 2001.

                                       NABORS INDUSTRIES, INC.


                                       By: /s/ Anthony G. Petrello
                                           -------------------------------------
                                           Anthony G. Petrello
                                           President and Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----

             *                              Chairman and                                July 3, 2001
------------------------------              Chief Executive Officer
Eugene M. Isenberg

/s/ Anthony G. Petrello                     President, Director                         July 3, 2001
------------------------------              and Chief Operating Officer
Anthony G. Petrello

             *                              Vice Chairman and                           July 3, 2001
------------------------------              Director
Richard A. Stratton

/s/ James L. Payne                          Director                                    July 3, 2001
------------------------------
James L. Payne

             *                              Director                                    July 3, 2001
------------------------------
Hans Schmidt

             *                              Director                                    July 3, 2001
------------------------------
Myron M. Sheinfeld

             *                              Director                                    July 3, 2001
------------------------------
Jack Wexler

             *                              Director                                    July 3, 2001
------------------------------
Martin J. Whitman


/s/ Bruce P. Koch                           Vice President - Finance                    July 3, 2001
------------------------------              (Principal Financial and
Bruce P. Koch                               Accounting Officer)

   /s/ Anthony G. Petrello
   -------------------------------------------------------
   * By Anthony G. Petrello, attorney-in-fact, pursuant to
     a Power of Attorney previously filed.

                                  EXHIBIT INDEX

EXHIBIT
NUMBER            DESCRIPTION
------            -----------

 4.1(1)           Restated Certificate of Incorporation of Nabors Industries,
                  Inc. dated March 4, 1997.

 4.2(2)           Amendment to Certificate of Incorporation of Nabors
                  Industries, Inc. dated June 7, 2000.

 5*               Opinion of Katherine P. Ellis, Senior Counsel, Nabors
                  Corporate Services, Inc.

23.1              Consent of PricewaterhouseCoopers LLP.

23.2*             Consent of Katherine P. Ellis, Senior Counsel, Nabors
                  Corporate Services, Inc. - contained in the opinion filed as
                  Exhibit 5.

24*               Powers of Attorney.

24.1              Power of attorney of James L. Payne, director of Nabors
                  Industries, Inc.

----------

     *    Previously filed.

     (1) Incorporated by reference to the Exhibits to Form 10-Q, File No. 1-9245, filed with the Commission on May 16, 1997.

     (2) Incorporated by reference to the Exhibits to Form 8-K, File No. 1-9245, filed with the SEC on June 22, 2000.